Exhibit 99.1

Contact:

Emily Riley –	phone: 215.231.1035
email: emily.riley@radian.biz

Radian Announces Third Quarter Conference Call

and Reports Continued Delinquency Decline in

September

PHILADELPHIA, October 20, 2010 — Radian Group Inc. today announced that it will hold a conference call on Tuesday, November 2, 2010, at 10:00 a.m. Eastern time to discuss the company’s third quarter 2010 results, which will be announced prior to the market open on the same day. The company also reported that its mortgage insurance primary delinquency inventory declined by approximately 1 percent from August to September, and by approximately 6 percent from the second quarter to the third quarter of 2010. This includes the impact of terminations of certain structured transactions during the quarter, which reduced the delinquency count by approximately 3 percent.

Third Quarter Conference Call

The conference call will be broadcast live over the Internet at http://www.radian.biz/page?name=Webcasts or at www.radian.biz. The call may also be accessed by dialing 800-230-1074 inside the U.S., or 612-288-0340 for international callers, using passcode 174686 or by referencing Radian.

A replay of the webcast will be available on the Radian website approximately two hours after the live broadcast ends for a period of one year. A replay of the conference call will be available approximately two and a half hours after the call ends for a period of two weeks, using the following dial-in numbers and passcode: 800-475-6701 inside the U.S., or 320-365-3844 for international callers, passcode 174686.

In addition to the information provided in the company’s earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, will be available on Radian’s website under Investors >Quarterly Results, or by clicking on http://www.radian.biz/page?name=QuarterlyResults.

About Radian

Radian Group Inc. (NYSE: RDN), headquartered in Philadelphia, provides private mortgage insurance and related risk mitigation products and services to mortgage lenders nationwide through its principal operating subsidiary, Radian Guaranty Inc. These services help promote and preserve homeownership opportunities for homebuyers, while protecting lenders from default-related losses on residential first mortgages and facilitating the sale of low-downpayment mortgages in the secondary market. Additional information may be found at www.radian.biz.

Forward-Looking Statements

Some of the statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations, estimates and projections. Words such as “will,” “expects,” “believes” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events or our future financial performance that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecast in these forward-looking statements. As a result, these statements speak only as of the date they were made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should review the “Risk Factors” detailed in Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, and subsequent reports and registration statements filed from time to time with the Securities and Exchange Commission.

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